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                                                                    EXHIBIT 99.A


           UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

The following unaudited pro forma financial statements give effect to the proposed merger of Southwest Gas Corporation (Southwest) into ONEOK, Inc. (ONEOK) (the Proposed Merger) as described in the Agreement and Plan of Proposed Merger (the Agreement) incorporated by reference herein. The Proposed Merger will be treated as a purchase for accounting purposes. The assets acquired and the liabilities assumed will be recorded at their fair values. The Proposed Merger is subject to customary conditions including approval from Southwest shareholders and state regulators in Arizona, California, and Nevada. The merger is expected to close later in 1999.

The fiscal year of ONEOK and Southwest ends on August 31 and December 31, respectively, and, accordingly, the accompanying unaudited pro forma combined condensed financial statements have been prepared using previously filed financial statements of ONEOK combined with comparable financial statement periods of Southwest. The unaudited pro forma condensed balance sheet as of February 28, 1999, is presented as if the Proposed Merger had occurred on that date using the Southwest balance sheet at December 31, 1998. The unaudited pro forma combined condensed statements of income (loss) for the fiscal year ended August 31, 1998, and the six and twelve month periods ended February 28, 1999, assume that the Proposed Merger occurred at the beginning of the earliest period presented and include the comparable twelve months ended June 30, 1998, and the six and twelve month periods ended December 31, 1998, respectively, for Southwest. The pro forma condensed statement of income for the twelve months ended February 28, 1999, has been presented as management believes that it is more representative of normal operations given the significance of the general rate increase granted to Southwest effective September 1997 in Arizona and the inclusion for a full twelve month period of the gas business of Western Resources, Inc., which was acquired by ONEOK effective December 1, 1997.

The unaudited pro forma combined condensed financial statements should be read in conjunction with the historical financial statements of ONEOK and Southwest and "Management's Discussion and Analysis of Financial Condition and Results of Operations" of ONEOK and Southwest. The unaudited pro forma combined condensed financial statements do not purport to represent what ONEOK's financial position or results of operations would actually have been if the Proposed Merger had been consummated on the indicated dates, nor are they necessarily indicative of ONEOK's financial position or results of operations for any future period. The results of operations for the six months ended February 28, 1999, are not necessarily indicative of the results to be expected for the entire fiscal year or any other interim period.

The pro forma adjustments are based on preliminary assumptions and estimates made by ONEOK management. The information necessary to account for the Proposed Merger in accordance with generally accepted accounting principles is incomplete at this time. In addition, the outcome of regulatory approval may impact the allocation of the consideration to be paid for Southwest in the Proposed Merger. Accordingly, the pro forma combined condensed financial statements assume that the recorded amounts of Southwest's assets and liabilities approximate their fair values. The actual allocation of the consideration paid for Southwest may differ from that reflected in the unaudited pro forma combined condensed financial statements after a more extensive review of the fair values of the assets acquired and liabilities assumed has been completed. Accordingly, the allocation of the purchase price and the resultant amortization of the excess cost, which are based on preliminary estimates, may differ from the final purchase price allocation and amortization periods.